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CoreLogic Details Board’s Commitment to Maximizing Shareholder Value

Irvine, Calif., October 30 - CoreLogic (NYSE: CLGX), a leading global provider of property information, insight, analytics and data-enabled solutions, today issued the following open letter to CoreLogic shareholders detailing the Board’s commitment to maximizing shareholder value:

Fellow CoreLogic Shareholders:

Our Board’s highest priority is maximizing shareholder value for you. That is why we rejected Senator and Cannae’s lowball offer of $66 per share, are engaging with third parties at substantially higher prices, and are entering into customary confidentiality agreements to provide due diligence.

The Board is actively pursuing multiple paths to driving value for all shareholders, including a potential sale of the Company.

The CoreLogic Board has delivered for shareholders. Our performance is strong, our revenues are recurring and diversified, and our trajectory is upward. Our willingness to engage has already resulted in preliminary interest at or above $80 per share that we are exploring.

Given the continuing pattern of false and misleading statements by Senator/Cannae, we feel compelled to set the record straight about the Board’s commitment to maximizing shareholder value. Since they launched their hostile bid, Senator/Cannae have tried to undermine the value of the Company to the detriment of other CoreLogic shareholders. They have tried to undermine the Board whose engagement with third parties has resulted in interest at values far in excess of their substantially inadequate proposal. Now, after demonstrating that their interest in the Company was only at a lowball price, they are advocating that their hand-selected nominees with numerous ties to them replace a Board that clearly is working for CoreLogic shareholders.

We have been and will continue to be transparent and accountable to you, notwithstanding the machinations of others trying to undercut your Board and the value of the Company.

This is the right Board to maximize value for CoreLogic shareholders, and we ask for your support at the Special Meeting on November 17.

Paul Folino	Frank Martell
Chairman	Chief Executive Officer

About CoreLogic

CoreLogic (NYSE: CLGX), the leading provider of property insights and solutions, promotes a healthy housing market and thriving communities. Through its enhanced property data solutions, services and technologies, CoreLogic enables real estate professionals, financial institutions, insurance carriers, government agencies and other housing market participants to help millions of people find, buy, and protect their homes. For more information, please visit www.corelogic.com.

Safe Harbor/Forward Looking Statements

Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to expected financial results in the second quarter and second half of the year, and overall mortgage market volumes. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include the risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K. These risks and uncertainties include but are not limited to: any potential impact resulting from COVID-19; our ability to protect our information systems against data corruption, cyber-based attacks or network security breaches; limitations on access to or increase in prices for data from external sources, including government and public record sources; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data; systems interruptions that may impair the delivery of our products and services; difficult conditions in the mortgage and consumer lending industries and the economy generally; uncertainties regarding the outcome of any discussions with third parties indicating an interest in acquiring the company; risks related to the outsourcing of services and international operations; our ability to realize the anticipated benefits of certain acquisitions and/or divestitures and the timing thereof; and impairments in our goodwill or other intangible assets. The Company can offer no assurances that it will enter any transaction in the future or, if entered into, what the terms of any such transaction would be. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contacts

Investors:

Dan Smith

703-610-5410

danlsmith@corelogic.com

Media:

Sard Verbinnen & Co.

George Sard/Robin Weinberg/Devin Broda

CoreLogic-SVC@SARDVERB.com